PRICESMART ANNOUNCES RECORD FISCAL 2022 SECOND QUARTER OPERATING RESULTS

NET MERCHANDISE SALES EXCEED $1 BILLION

NET MERCHANDISE SALES GREW BY 12.6%

COMPARABLE NET MERCHANDISE SALES GREW BY 10.3%

MEMBERSHIP BASE AND RENEWAL RATE INCREASED TO RECORD LEVELS

OPERATING INCOME INCREASED BY 7.4%

$1.03 DILUTED EARNINGS PER SHARE

San Diego, CA (April 7, 2022) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 49 warehouse clubs in 12 countries and one U.S. territory, today announced record operating results for the fiscal second quarter of 2022, which ended on February 28, 2022.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“Our team achieved a record second quarter, with net merchandise sales of more than $1 billion for the first time in our Company’s history. The favorable results for the quarter were driven by net merchandise sales growth of 12.6% and comparable net merchandise sales growth of 10.3% as compared to the same period last year. Our 12-month trailing membership renewal rate was a record 89.8%, and our membership base has grown to its all-time high.

“This quarter marks record performance in net merchandise sales, earnings per share, membership base and renewal rates. We continue the pursuit of our three drivers of growth that include expanding our real estate footprint, enhancing Member benefits and increasing incremental sales through PriceSmart.com. With respect to real estate, we plan to open our second club in Jamaica next week, located in the city of Portmore, marking the Company’s 50th warehouse club.

“We continue to invest in enhancing our Membership benefits, including our Wellness and other initiatives. PriceSmart.com is gaining traction as more members shop with us online. Through our digital presence we are increasing our engagement with Members which also helps drive in-club sales. We believe that our investments in these drivers of growth are providing positive momentum and results for the Company.

“I am proud of our team’s results despite facing and solving for supply chain issues being faced by many in our industry.”

Second Quarter Financial Results

Total revenues for the second quarter of fiscal year 2022 increased 10.8% to $1.04 billion compared to $937.6 million in the comparable period of the prior year. For the second quarter of fiscal year 2022, net merchandise sales increased 12.6% to $1.01 billion from $898.4 million in the second quarter of fiscal year 2021. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $26.3 million, or 3.0%, versus the same period in the prior year.

The Company had 49 warehouse clubs in operation as of February 28, 2022 compared to 47 warehouse clubs in operation as of February 28, 2021.

Comparable net merchandise sales for the 47 warehouse clubs that have been open for greater than 13 ½ calendar months increased 10.3% for the 13-week period ended February 27, 2022 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $24.2 million or 2.7% versus the same period in the prior year.

The Company recorded operating income during the fiscal second quarter of $48.3 million compared to operating income of $45.0 million in the prior year period. Net income attributable to PriceSmart was $31.5 million, or $1.03 per diluted share, in the second quarter of fiscal year 2022 as compared to $28.2 million, or $0.92 per diluted share, in the second quarter of fiscal year 2021.

Conference Call Information

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, April 8, 2022, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through April 15, 2022, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 5341114.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 49 warehouse clubs in 12 countries and one U.S. territory (nine in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company plans to open a new warehouse club in Portmore, Jamaica in April 2022 and has begun construction on a club in Medellín, Colombia that is anticipated to open in the summer of 2023. Once these two new clubs are open, the Company will operate at least 51 warehouse clubs, depending on the timing of the development and construction of other warehouse club projects in our pipeline.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “plans,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Revenues:
Net merchandise sales	$1,011,896	$898,404	$1,955,939	$1,736,773
Export sales	8,674	9,706	19,208	20,587
Membership income	15,071	13,799	29,862	27,098
Other revenue and income	2,916	15,660	8,904	30,543
Total revenues	1,038,557	937,569	2,013,913	1,815,001
Operating expenses:
Cost of goods sold:
Net merchandise sales	853,633	755,108	1,646,826	1,458,727
Export sales	8,215	9,315	18,282	19,748
Non-merchandise	—	6,268	1,809	12,092
Selling, general and administrative:
Warehouse club and other operations	93,993	90,449	185,189	175,281
General and administrative	33,951	31,270	65,644	58,791
Pre-opening expenses	130	48	1,100	650
Loss on disposal of assets	313	132	724	202
Total operating expenses	990,235	892,590	1,919,574	1,725,491
Operating income	48,322	44,979	94,339	89,510
Other income (expense):
Interest income	549	445	1,067	936
Interest expense	(2,438)	(2,228)	(4,028)	(4,261)
Other income (expense), net	(819)	(292)	590	(1,837)
Total other expense	(2,708)	(2,075)	(2,371)	(5,162)
Income before provision for income taxes and loss of unconsolidated affiliates	45,614	42,904	91,968	84,348
Provision for income taxes	(14,139)	(14,565)	(29,953)	(28,183)
Loss of unconsolidated affiliates	(14)	(12)	(24)	(21)
Net income	31,461	28,327	61,991	56,144
Less: net income attributable to noncontrolling interest	—	(91)	(19)	(171)
Net income attributable to PriceSmart, Inc.	$31,461	$28,236	$61,972	$55,973
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$1.03	$0.92	$2.01	$1.82
Diluted	$1.03	$0.92	$2.01	$1.82
Shares used in per share computations:
Basic	30,578	30,376	30,565	30,387
Diluted	30,582	30,404	30,593	30,412

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28,
	2022	August 31,
	(Unaudited)	2021
ASSETS
Current Assets:
Cash and cash equivalents	$178,705	$202,060
Short-term restricted cash	4,172	3,647
Short-term investments	26,933	50,233
Receivables, net of allowance for doubtful accounts of $52 as of February 28, 2022 and $94 as of August 31, 2021, respectively	15,001	12,359
Merchandise inventories	470,313	389,711
Prepaid expenses and other current assets (includes $1,566 and $0 as of February 28, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	46,156	39,194
Total current assets	741,280	697,204
Long-term restricted cash	12,036	9,772
Property and equipment, net	753,671	730,204
Operating lease right-of-use assets, net	115,290	123,655
Goodwill	43,334	45,095
Other intangibles, net	1,542	7,762
Deferred tax assets	26,258	24,225
Other non-current assets (includes $4,583 and $2,464 as of February 28, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	69,399	57,329
Investment in unconsolidated affiliates	10,520	10,544
Total Assets	$1,773,330	$1,705,790
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$15,342	$—
Accounts payable	380,778	388,791
Accrued salaries and benefits	32,239	41,896
Deferred income	30,793	26,898
Income taxes payable	10,164	8,310
Other accrued expenses and other current liabilities	42,240	39,736
Operating lease liabilities, current portion	6,808	8,526
Dividends payable	13,430	—
Long-term debt, current portion	28,761	19,395
Total current liabilities	560,555	533,552
Deferred tax liability	1,946	1,568
Long-term income taxes payable, net of current portion	5,602	4,160
Long-term operating lease liabilities	122,602	129,256
Long-term debt, net of current portion	120,057	110,110
Other long-term liabilities (includes $958 and $3,010 for the fair value of derivative instruments and $7,726 and $7,380 for post-employment plans as of February 28, 2022 and August 31, 2021, respectively)	8,684	10,930
Total Liabilities	819,446	789,576

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,626,219 and 31,467,971 shares issued and 30,871,179 and 30,755,308 shares outstanding (net of treasury shares) as of February 28, 2022 and August 31, 2021, respectively	3	3
Additional paid-in capital	473,277	465,015
Accumulated other comprehensive loss	(184,413)	(182,508)
Retained earnings	694,186	658,919
Less: treasury stock at cost, 755,040 shares as of February 28, 2022 and 712,663 shares as of August 31, 2021	(29,169)	(26,084)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	953,884	915,345
Noncontrolling interest in consolidated subsidiaries	—	869
Total Stockholders' Equity	953,884	916,214
Total Liabilities and Equity	$1,773,330	$1,705,790